Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Senior Vice President, Investor Relations 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Vice President, Global Communications & Corporate Responsibility 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM announces cash tender offer and consent solicitation for up to $500,000,000 aggregate purchase price of 5.875% senior notes due 2024

LOS ANGELES (March 24, 2021) — AECOM (NYSE: ACM) (“we,” “us,” “our” or the “Company”), the world’s premier infrastructure consulting firm, today announced that it has commenced a tender offer (the “Tender Offer”) to purchase for cash up to $500 million aggregate purchase price (not including any accrued and unpaid interest, and as such amount may be increased or decreased by the Company, the “Aggregate Maximum Purchase Price”) of its outstanding 5.875% Senior Notes due 2024 (the “Notes”).

In connection with the Tender Offer, the Company is also soliciting consents (the “Consents”) from registered holders (each, a “Holder” and, collectively, the “Holders”) of the Notes (the “Consent Solicitation”) to proposed amendments to the indenture governing the Notes (the “Indenture”), providing for, among other things, the elimination of substantially all of the restrictive covenants and certain events of default under the Indenture with respect to the Notes and the modification of certain notice requirements for redemption of the Notes by the Company (the “Proposed Amendments”). In the event of any proration of the Notes, the Consents delivered shall be null and void.

The terms and conditions of the Tender Offer and the Consent Solicitation are described in an Offer to Purchase and Consent Solicitation Statement, dated March 24, 2021 (the “Offer to Purchase and Consent Solicitation Statement”). The following table summarizes the material pricing terms of the Tender Offer.

Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Aggregate Maximum Purchase Price	Early Tender Payment (1)(2)	Tender Offer Consideration (1)(3)	Total Consideration (1)(3)
5.875% Senior Notes due 2024	00766TAD2	$797,252,000	$500,000,000	$30.00	$1,116.25	$1,146.25

(1)	Per $1,000 principal amount of Notes tendered and accepted for purchase.
(2)	Included in the Total Consideration for Notes tendered and accepted for purchase on or prior to the Early Tender Deadline.
(3)	Does not include accrued and unpaid interest from the last date on which interest has been paid to, but excluding, the Early Settlement Date (as defined below) or the Final Settlement Date (as defined below), as applicable, that will be paid on the Notes accepted for purchase.

The Tender Offer and the Consent Solicitation will expire immediately after 11:59 p.m., New York City time, on April 20, 2021, unless extended or earlier terminated by the Company (the “Expiration Time”). Subject to the terms and conditions of the Tender Offer, including the Aggregate Maximum Purchase Price and proration, Holders of Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on April 6, 2021 (such date and time, as it may be extended, the “Early Tender Deadline”) and not validly withdrawn at any time on or prior to 5:00 p.m., New York City time, on April 6, 2021, unless extended (such date and time, as it may be extended, the “Withdrawal Deadline”) will be eligible to receive the Total Consideration set forth in the table above, which includes the Early Tender Payment set forth in the table above. Holders of Notes tendering their Notes after the Early Tender Deadline, but on or prior to the Expiration Time, will only be eligible to receive the Tender Offer Consideration set forth in the table above, which is the Total Consideration less the Early Tender Payment.

In addition, Holders of all Notes validly tendered and accepted for purchase pursuant to the Tender Offer will receive accrued and unpaid interest on such Notes from the last date on which interest has been paid to, but excluding, the Early Settlement Date or the Final Settlement Date, as applicable. The Early Settlement Date is currently expected to be on or about April 13, 2021, unless extended or earlier terminated by us with respect to the Offer in our sole discretion (the “Early Settlement Date”). The Final Settlement Date will be on April 22, 2021, unless extended or earlier terminated by us with respect to the Tender Offer in our sole discretion (the “Final Settlement Date”). Holders may not tender their Notes pursuant to the Tender Offer without delivering their Consents in the Consent Solicitation.

The aggregate purchase price of the Notes that may be purchased pursuant to the Tender Offer will not exceed the Aggregate Maximum Purchase Price. The Company reserves the right, but is under no obligation, to increase or decrease the Aggregate Maximum Purchase Price at any time, in each case without extending the Early Tender Deadline or the Withdrawal Deadline for the Tender Offer or otherwise reinstating withdrawal or revocation rights of Holders, subject to applicable law, which could result in the Company purchasing a greater or lesser amount of the Notes in the Tender Offer. Acceptance of tenders of the Notes may be subject to proration if the aggregate purchase price of the Notes validly tendered and not validly withdrawn would exceed the Aggregate Maximum Purchase Price.

The consummation of the Tender Offer and the Consent Solicitation is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase and Consent Solicitation Statement, including the Company entering into a new senior secured term loan credit facility on terms and conditions satisfactory to the Company, the net proceeds of which, together with cash on hand, are sufficient to fund the purchase of the Notes validly tendered and accepted for purchase. The Tender Offer is not conditioned on any minimum amount of Notes being tendered or the receipt of Requisite Consents (as defined below).

In order for the Proposed Amendments to be adopted with respect to the Notes, Consents must be received in respect of at least a majority of the principal amount (the “Requisite Consents”) of the Notes then outstanding (excluding any Notes owned by the Company or its affiliates). Assuming receipt of the Requisite Consents, the Company expects to execute and deliver to the Trustee (as defined below) a supplemental indenture (the “Supplemental Indenture”) to the Indenture giving effect to the Proposed Amendments, promptly following the later of the receipt of the Requisite Consents and the Withdrawal Deadline. The Supplemental Indenture will become effective when executed by the Company, the guarantors from time to time party to the Indenture and U.S. Bank National Association, as trustee (the “Trustee”). However, the Proposed Amendments will become operative only upon our acceptance for purchase, pursuant to the Tender Offer, of at least a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its affiliates) and payment therefor. Holders of Notes may not consent selectively with respect to certain of the Proposed Amendments, or tender Notes without consenting to the Proposed Amendments with respect to such Notes. In the event of any proration of the Notes tendered, the Consents delivered shall be null and void and the Proposed Amendments will not become operative.

Any Notes validly tendered and related Consents validly delivered may be withdrawn or revoked from the Tender Offer and the Consent Solicitation on or prior to the Withdrawal Deadline. Any Notes validly tendered and related Consents validly delivered on or prior to the Withdrawal Deadline that are not validly withdrawn or revoked on or prior to the Withdrawal Deadline may not be withdrawn or revoked thereafter, except as required by law. In addition, any Notes validly tendered and related Consents validly delivered after the Withdrawal Deadline may not be withdrawn or revoked, except as required by law.

Subject to the satisfaction or waiver of the conditions to the Tender Offer, if the Company accepts for purchase any Notes validly tendered and Consents validly delivered on or prior to the Early Tender Deadline and not validly withdrawn (or Consents revoked) on or prior to the Withdrawal Deadline, such Notes and Consents will be accepted for purchase in priority to other Notes and Consents validly tendered or delivered pursuant to the Tender Offer and the Consent Solicitation after the Early Tender Deadline. Accordingly, if the Aggregate Maximum Purchase Price is reached on or prior to the Early Tender Deadline, no Notes and Consents that are validly tendered or delivered after the Early Tender Deadline will be accepted for purchase and any Notes and Consents accepted for purchase on the Early Settlement Date will be accepted on a prorated basis up to the amount of the Aggregate Maximum Purchase Price.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

BofA Securities is the dealer manager (the “Dealer Manager”) in the Tender Offer and the Consent Solicitation. D.F. King & Co., Inc. has been retained to serve as the tender and information agent (the “Tender and Information Agent”) for the Tender Offer and the Consent Solicitation. Questions regarding the Tender Offer and the Consent Solicitation should be directed to BofA Securities at (980) 388-3646 (all call) or debt_advisory@bofa.com. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and other related materials should be directed to D.F. King & Co., Inc. at (800) 290-6426 (all call), (212) 232-3233 (Banks and Brokers) or at aecom@dfking.com.

None of the Company, its board of directors, the Dealer Manager, the Tender and Information Agent, the Trustee under the Indenture, the Depository Trust Company nor any of their respective affiliates, makes any recommendation as to whether any Holder should tender or deliver, or refrain from tendering or delivering, any or all of such Holder’s Notes or the Consents, and none of the Company nor any of its affiliates has authorized any person to make any such recommendation. The Tender Offer and the Consent Solicitation are made only by the Offer to Purchase and Consent Solicitation Statement. The Tender Offer and the Consent Solicitation are not being made to Holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Tender Offer and the Consent Solicitation to be made by a licensed broker or dealer, the Tender Offer and the Consent Solicitation will be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About AECOM

AECOM (NYSE: ACM) is the world’s premier infrastructure consulting firm, delivering professional services throughout the project lifecycle – from planning, design and engineering to program and construction management. On projects spanning transportation, buildings, water, energy and the environment, our public- and private-sector clients trust us to solve their most complex challenges. Our teams are driven by a common purpose to deliver a better world through our unrivaled technical expertise and innovation, a culture of equity, diversity and inclusion, and a commitment to environmental, social and governance priorities. AECOM is a Fortune 500 firm and its Professional Services business had revenue of $13.2 billion in fiscal year 2020.

Forward-Looking Statements

All statements in this communication other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, coronavirus impacts, risk profile and investment strategies, and any statements regarding future economic conditions or performance, and the expected financial and operational results of AECOM. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; impacts caused by the coronavirus and the related economic instability and market volatility, including the reaction of governments to the coronavirus, including any prolonged period of travel, commercial or other similar restrictions, the delay in commencement, or temporary or permanent halting of construction, infrastructure or other projects, requirements that we remove our employees or personnel from the field for their protection, and delays or reductions in planned initiatives by our governmental or commercial clients or potential clients; losses under fixed-price contracts; limited control over operations run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with laws or regulations applicable to our business; maintaining adequate surety and financial capacity; high leverage and potential inability to service our debt and guarantees; exposure to Brexit; exposure to political and economic risks in different countries; currency exchange rate fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; AECOM Capital real estate development projects; managing pension costs; cybersecurity issues, IT outages and data privacy; risks associated with the benefits and costs of the Power transaction and other recent acquisitions and divestitures, including the risk that the expected benefits of such transactions or any contingent purchase price will not be realized within the expected time frame, in full or at all; the risk that costs of restructuring transactions and other costs incurred in connection with recent acquisitions and divestitures will exceed our estimates or otherwise adversely affect our business or operations; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. Any forward-looking statements are made as of the date hereof. We do not intend, and undertake no obligation, to update any forward-looking statement.

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